Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 30, 2014 relating to the consolidated financial statements of Avalanche Biotechnologies, Inc. and its subsidiary (collectively, the “Company”) as of and for the years ended December 31, 2013 and 2012, and for the period from July 17, 2006 (date of inception) to December 31, 2013 (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the Company being in the development stage as of December 31, 2013).

/s/ Deloitte & Touche LLP

San Jose, California

October 14, 2014